Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan of our reports dated February 21, 2013, with respect to the consolidated financial statements and schedule of Starwood Hotels & Resorts Worldwide, Inc. and the effectiveness of internal control over financial reporting of Starwood Hotels & Resorts Worldwide, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 28, 2013